UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MOUNT LOGAN CAPITAL INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Mount Logan Capital Inc.

650 Madison Ave, 3rd Floor

New York, NY 10022

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Thursday, June 25, 2026, at 12:00 p.m., Eastern Time

LOCATION:	The Annual Meeting will be held virtually via a live webcast at www.virtualshareholdermeeting.com/MLCI2026

ITEMS OF BUSINESS:

Recommendations

(1)	To elect two directors to serve as Class I directors who will serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	FOR

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE:	Stockholders of record as of the close of business on April 27, 2026, the record date, are entitled to receive notice of, and may vote at, the Annual Meeting.
DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or, if requested, a printed copy of the Annual Meeting materials, is being first sent to stockholders on or about April 29, 2026.

The accompanying Proxy Statement contains important information, including a description of the business that will be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials.

To ensure proper representation at the Annual Meeting, please follow the instructions on the Notice of Internet Availability of Proxy Materials to authorize a proxy to vote your shares via the Internet or telephone, or by requesting, signing, dating and returning a proxy card. Even if you vote your shares prior to the Annual Meeting, you still may participate in the virtual Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS	New York, NY April 29, 2026

/s/ Brandon Satoren
Brandon Satoren Chief Financial Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 25, 2026: This Notice of Annual Meeting, the accompanying proxy statement and Mount Logan’s Annual Report to Stockholders for the year ended December 31, 2025 are available at www.proxyvote.com or on the Securities and Exchange Commission’s website at www.sec.gov.

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Mount Logan Capital Inc.

650 Madison Ave, 3rd Floor

New York, NY 10022

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Why did I receive these proxy materials?

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Mount Logan Capital Inc., a Delaware corporation (“Mount Logan,” the “Company,” “we,” “us” or “our”), for use at the Company’s virtual 2026 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held solely by means of remote communication. This proxy statement, the accompanying Notice of Annual Meeting, and Mount Logan’s Annual Report to Stockholders for the year ended December 31, 2025 are first being made available to the Company’s stockholders on or about April 29, 2026.

We encourage you to vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials and granting a proxy (i.e., authorizing someone to vote your shares). If you provide voting instructions, either via the Internet, by telephone or by requesting, signing, dating and returning a proxy card, and the Company receives them in time for the Annual Meeting, the persons named as proxies will vote your shares in the manner that you specified.

Who can vote at the Annual Meeting?

You are entitled to attend and participate in the virtual Annual Meeting only if you are a record stockholder of common stock of Mount Logan, par value $0.001 per share, as of the close of business on the record date for the Annual Meeting, which is April 27, 2026 (the “Record Date”), or you hold a valid proxy for the Annual Meeting.

You may cast one vote for each share of common stock of the Company that you owned as of the Record Date for each matter submitted for a vote at the Annual Meeting.

Each share of the Company’s common stock has equal voting rights with all other shares of the Company’s common stock, which is the only class of voting securities outstanding of the Company. As of the close of business on the Record Date, Mount Logan had 11,188,768 shares of common stock outstanding.

How do I attend and vote my shares at the Annual Meeting?

The Annual Meeting will be a completely virtual meeting that will be held solely by means of remote communication. There will be no physical meeting location and the Annual Meeting will only be conducted via live webcast. The virtual Annual Meeting will be held on June 25, 2026 at 12 p.m., Eastern Time. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/MLCI2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on the proxy card you received, or in the instructions that accompanied your proxy materials for the Company. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to participate in the virtual Annual Meeting, you must follow the instructions you receive from your broker, bank, trustee or nominee. Online check-in will begin at 11:45 a.m., Eastern Time. Please allow time for online check-in procedures.

Even if you plan to attend the virtual Annual Meeting, we encourage you to submit a proxy or voting instructions before the Annual Meeting by any method described below:

If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote via the Internet by timely following the instructions found on the proxy card.

•	By Telephone. You may vote by timely calling the toll-free number found on the proxy card.

•	By Mail. You may vote by filling out the proxy card and timely returning it in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•

During the Meeting. You may vote electronically during the Annual Meeting. To log in to the Annual Meeting and to cast your vote electronically, you will need the unique 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.

Internet and telephone voting prior to the meeting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 24, 2026. As noted above, you may vote electronically during the Annual Meeting. Authorizing your proxy will not limit your right to participate in the virtual Annual Meeting and vote your shares at the Annual Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions unless you subsequently revoke your instructions. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must direct your intermediary regarding how you would like your shares voted by following the voting instructions you receive from your broker, bank, trustee or nominee. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee and want to participate in the virtual Annual Meeting, you must follow the instructions you receive from your broker, bank, trustee or nominee. Please instruct your broker, bank, trustee or nominee regarding how you would like your shares voted so your vote can be counted.

Where can I view the proxy materials on the internet?

The Notice of Annual Meeting, this Proxy Statement and Mount Logan’s Annual Report to Stockholders for the year ended December 31, 2025 are available at www.proxyvote.com.

Copies of our public filings with the Securities and Exchange Commission (“SEC”) are available on our website at ir.mountlogan.com. Stockholders may also obtain free copies of the public filings made by Mount Logan with the SEC, including financial statements, by visiting our website or by sending a request in writing to Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, NY 10022, attention: Corporate Secretary.

What proposals will be voted on at the Annual Meeting?

In addition to transacting such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof, at the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the following proposals:

1.	The election of two Class I directors, who will serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

2.	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Who is asking me for my vote?

Mount Logan is soliciting your proxy on behalf of the Board. We will pay the entire cost of this proxy solicitation, including the cost of preparing and sending the Notice of Annual Meeting and the Proxy Statement.

How does the Board of Directors recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY’S DIRECTOR NOMINEES DESCRIBED IN THIS PROXY STATEMENT AND “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

What is quorum for the Annual Meeting?

For the Company to conduct business at the Annual Meeting, a quorum of stockholders must be present at the Annual Meeting. The presence at the Annual Meeting, in person (virtually) or by proxy, of the holders entitled to cast a majority of the shares of the Company’s common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes.

Shares for which brokers have not received voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote on certain proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes.

The chairperson of the Annual Meeting or the holders of more than 50% of the shares present and entitled to vote at the Annual Meeting shall have the power to adjourn the Annual Meeting, whether or not a quorum is present, from time to time for any reason and without notice other than announcement at the Annual Meeting.

What is a “broker non-vote”?

Under applicable stock exchange rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under applicable stock exchange rules are “non-routine.” A so-called “broker non-vote” results when a bank, broker or other nominee returns a valid proxy voting on one or more matters to be voted on at a stockholders meeting but does not vote on a particular “non-routine” matter because the bank, broker or other nominee does not have discretionary authority to vote on such “non-routine” matter without voting instructions from the beneficial owner of the shares and has not received voting instructions on such “non-routine” matter from the beneficial owner of the shares. The Company believes that Proposal 1 is considered a “non-routine” matters under applicable stock exchange rules, and Proposal 2 is considered a “routine” matter.

What is the effect of a broker non-vote on each of the proposals?

Because, in an uncontested election, directors are elected by a majority of the votes cast at the meeting, a broker non-vote on Proposal 1 will have no effect on the election of the nominees. Therefore, please note that to be sure your vote is counted on Proposal 1, you should instruct your broker, bank, trustee or nominee on how to vote your shares by following the voting instructions provided by your broker, bank, trustee or nominee. If you do not provide voting instructions, votes may not be cast on your behalf with respect to such proposal.

Because Proposal 2 is considered a routine matter, your broker is permitted to vote your shares on Proposal 2 even if your broker does not receive voting instructions from you. Accordingly, there will be no broker non-votes with respect to Proposal 2.

What if I received multiple proxy cards?

Some of the Company’s stockholders hold their shares in more than one account and may receive a separate Notice of Internet Availability of Proxy Materials for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote by following the instructions in each Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote?

If you are a stockholder of record of Mount Logan, you can revoke your proxy at any time before it is exercised by: (i) delivering a written revocation notice that is received prior to the Annual Meeting to Mount Logan Capital Inc., at 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary; (ii) submitting a later-dated proxy that we receive before the conclusion of voting at the Annual Meeting; or (iii) participating in the virtual Annual Meeting and voting online. If you hold shares of the Company’s common stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from them in order to revoke your voting instructions. Participating in the virtual Annual Meeting does not revoke your proxy unless you also vote online at the Annual Meeting.

What are the votes required for each of the proposals?

•

Proposal 1: Election of directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each of the director nominees of the Company (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). Stockholders may not cumulate their votes. Abstentions, votes to “withhold authority” and broker non-votes will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

•

Proposal 2: Ratification of independent registered public accounting firm. The affirmative vote of a majority of the votes present and entitled to vote on this matter is required to ratify the appointment of Deloitte to serve as the Company’s independent registered public accounting firm (i.e., the number of shares voted “for” the ratification of the appointment of Deloitte exceeds the number of votes “against” the ratification of the appointment of Deloitte). Abstentions will have the same effect as a vote cast “against.”

Who will count the votes?

The voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and reported by the Company on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Why are there references to “Legacy Mount Logan” in this Proxy Statement?

On September 12, 2025 (the “Closing Date”), the Company completed a business combination pursuant to an Agreement and Plan of Merger, dated as of January 16, 2025 and amended as of July 6, 2025 and August 17, 2025, among the Company (formerly, Yukon New Parent, Inc.), Mount Logan Capital Inc., a corporation organized under the laws of the Province of Ontario (“Legacy Mount Logan”), and 180 Degree Capital Corp. (“TURN”), a New York corporation that was registered as a closed-end investment company under the Investment Company Act of 1940, as amended, Polar Merger Sub, Inc., a corporation organized under the laws of the State of New York and wholly owned subsidiary of the Company (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly owned subsidiary of the Company (“Mount Logan Merger Sub”) wherein (i) TURN Merger Sub. merged with and into TURN, with TURN surviving as a wholly owned subsidiary of the Company, and (ii) Mount Logan Merger Sub merged with and into Legacy Mount Logan, with Legacy Mount Logan surviving as a wholly owned subsidiary of the Company (collectively, the “Business Combination”). Following the completion of the Business Combination, the Company changed its name from “Yukon New Parent, Inc.” to “Mount Logan Capital Inc.” and became a Nasdaq-traded public company.

Unless context otherwise requires, all references to the “Company,” “Mount Logan,” or “we” refer to (i) the Company on or after the Closing Date, and (ii) Legacy Mount Logan prior to the Closing Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, as of April 27, 2026, for (1) each member of the Board, (2) each of our named executive officers, and (3) our current directors and officers as a group. As of the date hereof, we are not aware of any stockholders that beneficially own 5% or more of our common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

As of April 27, 2026, there were 11,188,768 shares of our common stock outstanding.

Subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares of our common stock.

Unless otherwise indicated, the address for each of the individuals listed in the table below is c/o Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, NY 10022.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Edward (Ted) Goldthorpe	215,570	1.9%
David Allen	31,617	*
Sabrina Liak	39,256	*
Buckley Ratchford	31,617	*
R. Rudolph Reinfrank	56,868	*
Parker A. Weil	6,251	*
Matthew Westwood	—	—
Nikita Klassen(1)	9,333	*
Henry Wang	50,155	*
All executive officers and directors as a group (11 persons)	439,219	3.9%

*	Less than 1%
(1)

Ms. Klassen resigned as our Chief Financial Officer, effective March 31, 2026. She is included in this table because she is a named executive officer for the fiscal year ended December 31, 2025, but she is not counted for purposes of aggregating beneficial ownership of our current executive officers and directors as a group.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

The business and affairs of the Company are managed under the oversight of its Board. The Board currently consists of seven members, six of whom qualify as “independent directors” as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules, and the Board consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements.

The Board may fix the number of directors, from time to time, by resolution adopted by a majority of the entire Board in accordance with the Company’s bylaws.

Under the Company’s Amended and Restated Certificate of Incorporation and bylaws, directors are divided into three classes, designated as Class I, Class II and Class III. At each annual meeting of stockholders of the Company, the successors to the directors whose terms expire at such meeting will be elected to serve until the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor has been duly elected and qualified or any director’s earlier death, retirement, resignation, or removal from office.

Each of Parker A. Weil and Matthew Westwood has been nominated for re-election to the Board, for a three-year term expiring at the 2029 annual meeting of stockholders of the Company. Biographical information for Parker A. Weil and Matthew Westwood is included below with the director biographies in the section titled “Directors and Executive Officers—Continuing Director Nominees.”

No person being nominated as a director at the Annual Meeting is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

Required Vote

Our organizational documents provide that, in an uncontested election of directors, provided a quorum is present, each director nominee must be elected by a majority of votes cast with respect to that director, meaning that the number of shares voted “for” a nominee must exceed the number of votes cast to “against” that nominee. Any stockholder as of the Record Date can vote “for,” “abstain” or “against” on each of the director nominees of the Company. Abstentions, votes to “withhold authority” and broker non-votes will have no effect on the election of any director nominee, although they will be considered present for the purpose of determining the presence of a quorum. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy “FOR” the election of the nominees named above. If a nominee should be unable to serve or for good cause will not serve as a director, it is intended that the proxy will be voted for the election of such person nominated by the Board as a replacement. The Board has no reason to believe that any director nominee named will be unable or unwilling to serve.

The Company’s Board unanimously recommends a vote “FOR” each of the Company’s director nominees described in this Proxy Statement.

DIRECTORS AND EXECUTIVE OFFICERS

The tables below sets forth certain information regarding our executive officers, key persons and directors as of April 27, 2026.

Directors

Name	Age	Position(s) Held	Term Expiration
Edward (Ted) Goldthorpe	49	Chief Executive Officer, Chair of the Board (Class III Director)	2028
David Allen	51	Class III Director	2028
Sabrina Liak	46	Class II Director	2027
Buckley Ratchford	54	Class III Director	2028
R. Rudolph Reinfrank	70	Class II Director	2027
Parker A. Weil	60	Class I Director	2026
Matthew Westwood	55	Class I Director	2026

There are no family relationships with any director, executive officer, or person nominated to become a director or executive officer, of the Company.

Continuing Director Nominees:

Set forth below is certain biographical information for our two Class I director nominees, as well as the month and year each person was first elected as one of our directors.

Parker A. Weil: Mr. Parker Weil has served on the Board since September 2025. Since March 2024, Mr. Weil has served as the Global Co-Head of Investment Banking at TD Cowen. From August 2018 to March 2024, Mr. Weil served as Vice Chair of Investment Banking at TD Cowen. TD Cowen is a division of TD Bank Group (TSX and NYSE: TD) which offers a full range of financial products and services to more than 27 million customers worldwide. TD Cowen is an institutional financial services firm that operates through Cowen and Company, a broker dealer, and an investment management division. In addition to Investment Banking, Cowen and Company also offers equity and credit research, sales and trading, and a wide array of institutional services capabilities. From June 2012 to April 2018, Mr. Weil served as Managing Director of investment banking for Stifel Financial Corp. During his 30+ years in investment banking, he has served as an advisor, underwriter and placement agent on numerous initial public offerings, add-on financings and merger and acquisition transactions. He has worked with companies in a wide range of industries including Energy, Power, Industrials, Telecommunications and Business Services. From July 2017 until September 2025, Mr. Weil served on the board of directors of 180 Degree Capital, and was Chair of its Compensation and Nominating Committees. From June 2020 to February 2024, Mr. Weil served on the board of directors of Clean Energy Fuels Corporation. Mr. Weil has served on the board of trustees of the Ridgewood Lacrosse Association, Maroons Soccer Club and Ridgewood Education Foundation. Mr. Weil received a Bachelor of Arts from the University of Pennsylvania and a Masters of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

We believe Mr. Weil is qualified to serve on our Board because of his extensive financial and investment banking experience.

Matthew Westwood: Mr. Matthew Westwood has served on the Board since September 2025. Mr. Westwood currently serves on board of directors of BCP Investment Corporation (Nasdaq: BCIC) (“BCIC”), including on its audit, compensation and nominating and corporate governance committees. Mr. Westwood formerly served as a managing director and principal of Wilshire Associates Incorporated. While at Wilshire Associates Incorporated, Mr. Westwood was a senior investment professional for Wilshire Private Markets, a global private equity fund of funds. Prior to joining Wilshire Associates Incorporated, Mr. Westwood worked at Ernst & Young LLP where he managed audit and consulting engagements for both public and private clients. During his career, Mr. Westwood has served on numerous private equity limited partner advisory boards. He also formerly served as a director of Garrison Capital from May 2011 to October 2020, as a member of the board of the Pittsburgh Venture Capital Association, and as a member of Wilshire Associates Incorporated’s 401k Committee. Mr. Westwood received a Bachelor of Science from Villanova University and a Masters of Business Administration from the University of Pittsburgh.

We believe Mr. Westwood is qualified to serve on the Board due to his financial expertise and years of experience advising companies in various industries.

Continuing Directors not up for re-election:

Set forth below is certain biographical information for our continuing directors who are not up for re-election, as well as the month and year each person was first elected as one of our directors.

Edward (Ted) Goldthorpe: Mr. Edward Goldthorpe has served on the Board since September 2025. Mr. Goldthorpe serves as our Chief Executive Officer and served as Chief Executive Officer and a board member of Legacy Mount Logan from October 2018 until September 2025. Mr. Goldthorpe is the Partner in charge of the Global Credit Business for BC Partners Advisors L.P. (“BCPA”). Previously, he was the President of Apollo Investment Corporation and the Chief Investment Officer of Apollo Investment Management, heading its U.S. Opportunistic Platform. Prior to Apollo, Mr. Goldthorpe worked at Goldman Sachs for 13 years where he most recently ran the bank loan distressed investing desk and spent considerable time in their Special Situations Group. Mr. Goldthorpe currently serves on the Global Advisory Board for the Queen’s School of Business and serves on the board of directors for Crescent Point Energy, Her Justice, the Canadian Olympic Foundation and Capitalize for Kids. Mr. Goldthorpe holds a Bachelor of Commerce from Queen’s University.

We believe Mr. Goldthorpe is qualified to serve on the Board due to the perspective and experience he brings as one of Legacy Mount Logan’s founders and as our Chief Executive Officer.

David Allen: Mr. David Allen has served on the Board since September 2025. Mr. Allen served as a board member of Legacy Mount Logan from May 2023 until September 2025. Mr. Allen is the Managing Partner of Energy Capital & Origination, LLC, an advisory firm which acts as Senior Advisor and Board Member to financial sponsors and their portfolio companies, since November 2017. Mr. Allen is also a Senior Advisor at Grant Thornton LLP, the seventh largest global tax, audit, accounting and advisory firm. Mr. Allen is also a Senior Advisor and Board Member at CBRE Investment Management, a $144 billion real estate investment management firm, and previously acted as a Senior Advisor at BC Partners LLP (“BC Partners”), an international investment company with main offices in New York and London. Mr. Allen has served as a Director of Navigant Consulting Inc., NextEra Energy Inc. and AIG Financial Products Corp. He was formerly the Chief of Infrastructure and Operations of US Energy at Barclays Capital, the Chief Investment Officer and Chief Operations Officer for energy credit at III Advisors, as well as the Operating Partner, Energy and Infrastructure at Apollo Global Management. Mr. Allen started his career as an options trader for Spear, Leeds and Kellogg (now Goldman Sachs). Mr. Allen has over 25 years of experience in deal origination, financings, mergers and acquisitions, valuations and restructurings (including serving as expert witness at trial), and previously held senior advisory positions with portfolio companies of private equity firms Trilantic Capital Partners, Black Diamond Capital Management, and Warburg Pincus LLC. Mr. Allen holds a Bachelor of Science, Industrial and Labour Relations from Cornell University and a Certificate in Options and Derivatives from the New York Institute of Finance.

We believe Mr. Allen is qualified to serve on the Board due to his extensive experience in the financial industry and his years of service on the board of Legacy Mount Logan. His financial expertise further qualifies him to be a member of our Audit Committee.

Sabrina Liak: Ms. Sabrina Liak has served on the Board since September 2025. Ms. Liak served as a board member of Legacy Mount Logan from October 2018 until September 2025. Since 2018, Ms. Liak has been a Partner at ALOI Investment Management, a global investment and advisory firm focused on private equity opportunities. Ms. Liak is the co-founder and formerly the President (from 2018 to 2024) and director of Kits Eyecare Ltd., an online eyecare company trading on the TSX. Ms. Liak formerly served as a Managing Director and Portfolio Manager at Goldman Sachs in New York between 2001 and 2015 where she managed a private equity portfolio of growth companies for Goldman Sachs Investment Partners, an investment fund. Ms. Liak has served on the board of directors of several companies, including Petroedge Energy, an exploration company, Lightfoot Capital, a Master Limited Partnership, and FloDesign Wind, a renewable energy company. Ms. Liak joined Goldman Sachs in 2001 in the Fixed Income, Currency, and Commodities Division. Prior to joining Goldman Sachs, Ms. Liak started her career in investment banking at Donaldson, Lufkin & Jenrette. Ms. Liak holds an Honours Business Administration from the Richard Ivey School of Business at the University of Western Ontario and is a CFA charterholder.

We believe Ms. Liak is qualified to serve on the Board due to her extensive experience in the financial industry and her years of service on the boards of several companies, including Legacy Mount Logan.

Buckley Ratchford: Mr. Buckley Ratchford has served on the Board since September 2025. Mr. Ratchford served as a board member of Legacy Mount Logan from June 2023 until September 2025. Mr. Ratchford worked as a Managing Director and Partner at Goldman, Sachs & Co. from 1998 to 2012, where he worked as the Head Portfolio Manager, Head of Global Credit Distressed Investing (2003-2012) and Head of Global Bank Loans in the Securities Division (2010-2012) in both New York and London. In addition, Mr. Ratchford was the Head of Asia Credit Trading & Principal Investing in Hong Kong from 2007-2009. During his time at Goldman Sachs, Mr. Ratchford served as a member of the Global Credit Operating Committee and Asia Risk Committee, and was the co-head of Fixed Income, Currencies and Commodities Managing Director Selection. Mr. Ratchford was also previous NASD (now called FINRA) licensed for Series 7, 24, 55 and 63. Mr. Ratchford holds a Bachelor of Arts, Government from Dartmouth College, a Masters in International Political Economy from the London School of Economics, as well as a Juris Doctor from Harvard Law School.

We believe Mr. Ratchford is qualified to serve on the Board due to his expertise in financial matters and his years of service on the board of Legacy Mount Logan.

R. Rudolph Reinfrank: Mr. R. Rudolph Reinfrank has served on the Board since September 2025. Mr. Reinfrank served as a board member of Legacy Mount Logan from February 2022 until September 2025. Mr. Reinfrank is also a director of Midcap Financial Investment Corp. (Nasdaq: MFIC) (“MFIC,” formerly Apollo Investment Corp.) since June 2013. MFIC is an externally managed, publicly traded business development company that provides senior debt solutions to middle market companies. He is a trustee of Midcap Apollo Institutional Private Lending since March 2024 and previously served as a board member of Perception Capital II, Perception Capital III and Perception Capital IV. Since October 2009, Mr. Reinfrank has served as the Managing General Partner of Riverford Partners, LLC, a strategic advisory and investment firm based in Los Angeles, California. Riverford Partners acts as an investor, board member and strategic adviser to growth companies and companies in transition. Mr. Reinfrank formerly served as Managing General Partner of Rader Reinfrank & Co. Mr. Reinfrank is also an advisor or board member to several privately held companies. Mr. Reinfrank is FINRA licensed for Series 7, 62 and 63. Mr. Reinfrank holds a Bachelor of Arts degree from Stanford University and a Masters of Business Administration from the University of California, Los Angeles.

We believe Mr. Reinfrank is qualified to serve on the Board due to his expertise in advising public companies and his years of service on the board of Legacy Mount Logan. His financial experience further qualifies him to be a member of our Audit Committee.

Executive Officers

Name	Age	Title
Edward (Ted) Goldthorpe	49	Chief Executive Officer, Chair of the Board
Henry Wang	48	President
Brandon Satoren	37	Chief Financial Officer and Corporate Secretary
David Held	55	Chief Compliance Officer
Jordan Mangum	33	Chief Operating Officer

Biographical information for Edward (Ted) Goldthorpe is included above with the director biographies in the section titled “Directors.”

Henry Wang: Mr. Wang currently serves as President of the Company. He joined BC Partners in 2017 as a co-founder of BC Partners Credit. He is a Partner in the credit team based in New York. Previously, Henry was a Partner at Stonerise Capital Partners. Prior to this, he worked in the Special Situations Group and Investment Banking Division at Goldman Sachs and has held roles at Vulcan Capital (Paul Allen’s investment firm, co-founder of Microsoft) and Thomas Weisel Partners. Mr. Wang holds an Master of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Business Administration from Boston University.

Brandon Satoren: Mr. Satoren currently serves as Chief Financial Officer and Corporate Secretary of the Company. He also serves in similar capacities for BCP Investment Corporation as well as BC Partners’ public interval funds. Mr. Satoren joined BCP Credit in May 2021, having previously worked at PennantPark. Mr. Satoren spent 2 years at PennantPark as a Vice President and Controller on their Finance & Operations team. Prior to PennantPark, Mr. Satoren worked for AQR Capital Management, LLC and, prior to AQR Capital Management, LLC, he spent close to nine years at PricewaterhouseCoopers LLP in their Asset Management Assurance practice, including two tours in their National Office. Mr. Satoren holds a Bachelor of Business Administration from the University of Central Florida.

David Held: Mr. Held currently serves as the Chief Compliance Officer of the Company and has served as the Chief Compliance Officer, Credit for BC Partners since 2021. Previously, Mr. Held was Chief Compliance Officer with Lyxor Asset Management. Prior to that, he held senior compliance positions at American Securities, AXA Investment Managers and Bank of America. He has a Juris Doctor from Georgetown University Law Center.

Jordan Mangum: Mr. Mangum has served as our Chief Operating Officer since April 2026. Mr. Mangum also currently serves as a Director of the credit team of BCPA and has been with BCPA since March 2022. Prior to that, Mr. Mangum worked at Onex in their Private Credit division from March 2020 to March 2022. Prior to Onex, Mr. Mangum worked for Bank of America Merrill Lynch in various roles in their Global Corporate and Investment Banking division from February 2015 to March 2020, most recently in its Leveraged Finance Group. Mr. Mangum holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting from the Pamplin College of Business at Virginia Polytechnic Institute and State University.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Board of Directors Meetings

According to our corporate governance guidelines, directors are expected to use their best efforts to attend the annual meeting of stockholders, meetings of the Board and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Company also encourages all directors to attend each annual meeting of stockholders. Following the closing of the Business Combination through December 31, 2025, the Board held two meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served during 2025.

Except as otherwise provided in our certificate of incorporation, where action is required or permitted to be taken by our Board or a committee thereof, a majority in voting power of the directors or committee members present at any meeting of our Board or any committee thereof at which there is a quorum shall be the act of our Board or such committee, as the case may be. Our Board or any committee thereof may also act by unanimous written consent.

Director Independence

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”), and under the listing rules of Nasdaq, subject to specified exceptions, independent directors must comprise a majority of a listed company’s board of directors, and each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, among other things, the listed company’s board of directors affirmatively determines that the director does not have a relationship which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors annually undertakes a review of the independence of each director. Among other things, the Board considers whether directors serve as officers or directors of other companies with which the Company engages in business or some other form of relationship. Mr. Westwood serves as a director of BCIC, which is externally managed by Sierra Crest Investment Management LLC (“SCIM”). See “Certain Relationships and Related Person Transactions” for a discussion of the Company’s relationship with SCIM. Our Board has affirmatively determined that this relationship does not constitute a material relationship that would impair the independence of Mr. Westwood. As a result, based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has affirmatively determined that each of David Allen, Sabrina Liak, Buckley Ratchford, Rudolph Reinfrank, Parker A. Weil and Matthew Westwood is an “independent director” (as defined in Nasdaq listing rule 5605(a)(2)).

Board Leadership and Structure

The Board monitors and performs an oversight role with respect to our business and affairs, including with respect to our financial condition and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers, including the services provided by BCPA pursuant to the Servicing Agreement (as defined and described below). Among other things, the Board approves the appointment of our executive officers, reviews and monitors the services and activities performed by BCPA pursuant to the Servicing Agreement, as well as our executive officers, and approves the engagement and reviews the performance of the independent registered public accounting firm.

Under our amended and restated bylaws, the Board may designate a Chair to preside over the meetings of the Board and the meetings of the stockholders and to act as a liaison with Mount Logan, counsel and other directors generally between meetings. The Chair serves as a key point person for dealings between management and the directors. The Chair also may perform such other functions or duties as may be delegated or assigned by the Board from time to time. Currently, our Chief Executive Officer also serves as Chair of the Board. We do not have a fixed policy as to whether the Chair of the Board should be an independent director and we will maintain the flexibility to select the Chair and reorganize the leadership structure from time to time, based on criteria that are in our and our stockholders’ best interests at such times. The Board has not designated a lead independent director at this time. The Board believes that, given our current circumstances, including the nature of our operations and management structure, the Board’s oversight responsibilities are appropriately and effectively exercised through the full Board and its committees, together with the active participation of our independent directors.

We are of the belief that different board leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

The Board’s Role in Risk Oversight

The Board performs its risk oversight function primarily through (i) its standing committees, which report to the entire Board, and (ii) active monitoring of our executive officers and our compliance policies and procedures.

As described below in more detail under “Board Committees,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing accounting and financial reporting processes, our systems of internal controls regarding finance and accounting and audits of our financial statements.

We recognize that different board roles in risk oversight are appropriate for companies in different situations. We intend to re-examine the manner in which the Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and may establish additional committees in the future. The Board has adopted a charter for each of these committees, each of which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee are available on the investor relations portion of our website at https://ir.mountlogan.com/. We require each director to make a diligent effort to attend all Board and committee meetings as well as each annual meeting of the stockholders.

Audit Committee

The members of the Audit Committee are David Allen, Rudolph Reinfrank and Parker Weil. David Allen serves as the chairperson of the Audit Committee. Each of the members of the Audit Committee satisfies the independence requirements under the applicable Nasdaq Listing Rules and the rules of the SEC. The Board has determined that each of Rudolph Reinfrank and Parker Weil is an “audit committee financial expert” as defined under the rules of the SEC and that each of the members of the Audit Committee meets the financial sophistication requirements under the applicable Nasdaq Listing Rules. The Audit Committee operates pursuant to a charter approved by the Board. The responsibilities of the Audit Committee include: (i) the integrity of our financial statements and financial reporting process; (ii) the systems of internal accounting and financial controls; (iii) the performance of our internal audit function and independent auditors; (iv) the independent auditor’s qualifications and independence; (v) the annual independent audit of Mount Logan’s financial statements; (vi) the selection and performance of our compliance officer; (vii) the effectiveness of the structure and operations of our compliance program; (viii) our compliance with each of our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers and other legal compliance and ethics programs established by management and the Board; (ix) our compliance with applicable legal and regulatory requirements; and (x) our policies in respect of risk assessment and risk management, including the security of and risks related to computerized information systems and data privacy. In so doing, the Audit Committee is responsible for maintaining free and open communication among its members, the independent registered public accounting firm, the internal auditors and our management. Following the closing of the Business Combination through December 31, 2025, the Audit Committee held two meetings.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Sabrina Liak, Buckley Ratchford and Matthew Westwood. Sabrina Liak serves as chair of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of the applicable Nasdaq Listing Rules. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by the Board. The charter sets forth the responsibilities of the Nominating and Corporate Governance Committee, including selecting, researching and nominating directors for election by the stockholders, considering director candidates recommended by stockholders, selecting nominees to fill vacancies on the Board or a committee of the Board, monitoring our corporate governance structure, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee seeks candidates who possess the background, skills and experience to make a significant contribution to Mount Logan, the Board and our stockholders. In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of selecting directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to our affairs;

•	are able to work with the other members of the Board and contribute to our success;

•	can represent the long-term interests of stockholders as a whole; and

•	are selected such that the Board represents a range of backgrounds and experience.

Following the closing of the Business Combination through December 31, 2025, the Nominating and Corporate Governance Committee held no meetings.

Compensation Committee

The members of the Compensation Committee are David Allen, Sabrina Liak and Buckley Ratchford. Buckley Ratchford serves as chair of the Compensation Committee. The Compensation Committee operates pursuant to a charter approved by the Board. Each of the members of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and satisfies the independence requirements of the applicable Nasdaq Listing Rules. The Compensation Committee charter sets forth the responsibilities of the Compensation Committee, including determining, or recommending to the Board for determination, any issuances under the 2025 Omnibus Incentive Plan (the “2025 Plan”) (as described below), evaluating and approving our executive officer and director compensation plans, policies and programs and preparing any required disclosures for inclusion in our annual proxy statement filed with the SEC. Following the closing of the Business Combination through December 31, 2025, the Compensation Committee held one meeting.

Compensation Committee Interlocks and Insider Participation
As of December 31, 2025, none of our officers served, or in the prior year served, as a member of the Compensation Committee of any entity that had one or more officers serving on our Board.
Insider Trading Policy
The Company has adopted a Statement of Trading Policies, dated September 12, 2025 (the “
Insider Trading Policy
”), that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. The Insider Trading Policy provides that directors, officers, and all other employees of the Company and its subsidiaries, together with entities any such person controls and members of any such person’s household and certain service providers, if aware of material nonpublic information regarding the Company, may not transact in securities of the Company. Persons covered under the Insider Trading Policy also may not trade in securities of another company with which we do business if they have obtained material nonpublic information about that company during the course of their duties at the Company. Such persons also may not disclose material nonpublic information to any other person or recommend to anyone to trade any securities or refrain from trading any securities when aware of such information.
Pursuant to the Insider Trading Policy, all directors, officers, and all other employees of the Company and its subsidiaries are prohibited from entering into short sales, transactions in publicly-traded options (other than transactions in warrants to purchase our common stock), hedging, monetization transactions or similar arrangements with respect to Company securities. In addition, such persons are prohibited from pledging Company securities as collateral for a loan. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
Communications with the Board
A stockholder or other interested party who wishes to communicate with our directors, a committee of our Board, our independent directors as a group or our Board generally may do so in writing. Any such communications may be sent to our Board by mail and should be directed to our Corporate Secretary at Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, New York 10022, who will forward them to the intended recipient(s), where appropriate or required. Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Corporate Secretary, are not required, however, to be forwarded to the directors.
Code of Business Conduct and Ethics
We adopted a written code of business conduct and ethics that applies to our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at
https://ir.mountlogan.com/
. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

EXECUTIVE COMPENSATION

This section provides an overview of the principal components of Mount Logan’s 2025 executive compensation program as applied to Mount Logan’s “named executive officers” (or “NEOs”), and, prior to the Business Combination, Legacy Mount Logan’s 2025 executive compensation program.

Summary Compensation Table

For the financial year ended December 31, 2025, Mount Logan had three (3) NEOs, namely: (a) Edward Goldthorpe, Chief Executive Officer (“PEO”); (b) Nikita Klassen, Chief Financial Officer and Corporate Secretary; and (c) Henry Wang, President. The following table presents the compensation earned by the NEOs for the years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Total Compensation ($)
Edward Goldthorpe	2025	Nil	Nil	Nil
Chief Executive Officer	2024	Nil	$553,656	$553,656
Nikita Klassen(1)	2025	$426,000	Nil	$426,000
Chief Financial Officer and Corporate Secretary	2024	$177,500	$102,167	$279,667
Henry Wang	2025	Nil	Nil	Nil
President	2024	Nil	$182,990	$182,990

(1)	Ms. Klassen became Chief Financial Officer of Legacy Mount Logan in April 2024 and resigned effective March 31, 2026.
(2)

Represents the fair value at the date of grant for restricted share units of Legacy Mount Logan (“RSUs”) (including certain dividend equivalent units) granted to each NEO. The fair values are based on the closing price of the shares on the Exchange on the date of grant as converted to US dollars at the Bank of Canada’s conversion rate on the date of grant. The actual value received was different as it depended on the price of the underlying shares at the time such RSUs vested and were settled in connection with the Business Combination.

Outstanding Equity Awards at Fiscal Year-End

In connection with the Business Combination, the Board approved the Mount Logan Capital Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”), with an aggregate of 2,600,000 shares of Mount Logan common stock available for issuance. As of December 31, 2025, there were no awards outstanding under the 2025 Plan, and 2,600,000 shares of Mount Logan common stock remained available for issuance. As of December 31, 2025, Mount Logan did not have any equity plans that had not been approved by stockholders.

None of the NEOs held outstanding stock awards at December 31, 2025.

Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Edward Goldthorpe, Chief Executive Officer	$—	$—
Nikita Klassen, Chief Financial Officer and Corporate Secretary	$—	$—
Henry Wang, President	$—	$—

Executive Employment Arrangements
Neither Legacy Mount Logan nor Mount Logan maintained any employment contract, agreement, plan, or arrangement that provided for the employment of, and payments to, the NEOs (including such payments to be made at, following or in connection with the resignation, retirement, or other termination of a NEO, or following a change in control).
Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Neither Legacy Mount Logan nor Mount Logan granted awards of stock options, stock appreciation rights or similar option-like instruments during 2025. Accordingly, there is nothing to report under Item 402(x) of Regulation
S-K.
Securities Authorized for Issuance under the 2025 Plan
The following table sets forth information concerning the awards that could be issued under the 2025 Plan as of December 31, 2025:

Plan Category	(a) Number of securities issued upon the exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2025 Omnibus Incentive Plan	—	—	2,600,000	(1)
Equity compensation plans not approved by security holders

Total	—	—	2,600,000

(1)
The shares of common stock reserved for issuance under the 2025 Omnibus Incentive Plan is subject to adjustment in the event of a share split, share dividend or other change in our capitalization. Generally, shares underlying awards that are forfeited, expired, terminated, settled for cash, unearned or cancelled will be available for issuance under future awards.

DIRECTOR COMPENSATION

Director Compensation Table

The directors of Mount Logan were compensated by Mount Logan for the services that they provided to Mount Logan as directors. Prior to the Business Combination, the directors of Legacy Mount Logan were compensated by Legacy Mount Logan for the services that they provided to Legacy Mount Logan as directors.

The following table sets forth the compensation paid to non-management Directors during the financial year ended December 31, 2025.

Name(1)	Fees Earned or paid in cash(2)	Stock Awards(3)(4)	Total
Perry Dellelce(5)	$17,065	$236,410	$253,475
Sabrina Liak	$17,073	$236,410	$253,483
R. Rudolph Reinfrank	$24,521	$236,410	$260,931
David Allen	$21,847	$236,410	$258,257
Buckley Ratchford	$21,847	$236,410	$258,257
Matthew Westwood(6)	$5,000	Nil	$5,000
Parker Weil(6)	$5,000	Nil	$5,000

(1)	Edward Goldthorpe was a Named Executive Officer and as such, did not receive compensation as a director.
(2)	Values shown were converted from CAD to USD at the average exchange rate reported by the Royal Bank of Canada for fiscal year 2025.
(3)

Represents the fair value at the date of grant for RSUs with respect to Legacy Mount Logan granted to each non-management Director under Legacy Mount Logan’s 2019 restricted share unit plan, which was terminated in connection with the Business Combination. For the grants included herein, the fair values were based on the closing price of the shares of common stock of Legacy Mount Logan on Cboe Canada on the date of grant as converted to US dollars at the Bank of Canada’s conversion rate on the date of grant. The actual value received, if any, is different as it depended on the price of the underlying shares of Legacy Mount Logan at the time such RSUs vested and were settled in connection with the Business Combination. No awards with respect to Mount Logan were granted to directors under the 2025 Plan during the year ended December 31, 2025.

(4)	In connection with the Business Combination, these awards vested and were settled. As of December 31, 2025, there were no outstanding awards with respect to Legacy Mount Logan or Mount Logan.
(5)	Mr. Dellelce resigned as a director in September 2025 in connection with the Business Combination.
(6)	Mr. Westwood and Mr. Weil each became a director in September 2025 in connection with the Business Combination.

Director Compensation Program

Directors of Legacy Mount Logan were paid a retainer of C$25,000 per annum. In addition, the Chair of the Audit Committee was paid a retainer of C$2,500 per annum, the Chair of the Corporate Governance and Nominating Committee was paid a retainer of C$2,500 per annum, the Chair of the Compensation Committee was paid a retainer of C$2,500 per annum and the lead director was paid a retainer of C$5,000 per annum. Directors were also paid C$500 per meeting attended (paid quarterly). The Chair of the Board was not paid a retainer for acting in such capacity. Each of the Directors also were entitled to stock-based compensation having the value of C$125,000 per annum, vesting over a three-year period.

Following the Business Combination, each of the members of the Board are entitled to cash compensation of $20,000 annually, payable in quarterly installments, and will be granted an equity incentive award under the 2025 Plan having a value of $120,000. The 2025 Plan contains a provision that no non-employee director will be granted compensation having an aggregate maximum value exceeding $350,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2025, we believe that all of our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, with the exception of one late Form 3 filing for Rudolph Reinfrank due to delays in registering him on EDGAR Next.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship with BCPA and its Affiliates

BC Partners Investment Holdings, an affiliate of BC Partners Advisors L.P. (“BCPA”), holds a minority equity investment in the Company. As of April 27, 2026, such investment amounts to approximately 1.7% of the outstanding shares of our common stock.

Servicing Agreement

On November 20, 2018, the Company entered into a servicing agreement (the “Servicing Agreement”) with BCPA. Under the terms of the Servicing Agreement, BCPA as servicing agent (the “Servicing Agent”) performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of the Company, including, without limitation, office facilities, equipment, bookkeeping and recordkeeping services and such other services the Servicing Agent, subject to review by the Board, shall from time to time deem necessary or useful to perform its obligations under this Servicing Agreement. The Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services.

Unless earlier terminated as described below, the Servicing Agreement will remain in effect from year-to-year if approved annually by (i) the vote of the Board and (ii) the vote of a majority of the Company’s directors who are not parties to the Servicing Agreement or a “related party” of the Servicing Agent, or of any of its affiliates. The Servicing Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice by the vote of the Board or by the Servicing Agent.

The Company reimburses BCPA for an allocable portion of compensation paid to the Company’s Chief Financial Officer, associated management personnel (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company), and out-of-pocket expenses. While the Servicing Agent performs certain administrative functions for the Company, the management functions of the Company are wholly performed by the Company’s management team. For the year ended December 31, 2025, the Company incurred administrative fees of $5.9 million (December 31, 2024 – $3.9 million). As of December 31, 2025, administrative fees payable to BCPA was $1.7 million (December 31, 2024 – $1.2 million).

Staffing and Resource Agreement

On November 18, 2025, the Company entered into a Staffing and Resource Agreement with BCPA (the “Staffing and Resource Agreement”), pursuant to which BCPA makes available certain personnel and other resources to the Company and certain of its subsidiaries to support the Company’s investment advisory operations and related business activities. Personnel provided by BCPA are not employees of the Company. In consideration for providing staffing and other services, the Company pays BCPA a quarterly service fee calculated as a percentage of fee-earning assets under management at rates specified in the Staffing and Resource Agreement and, from time to time, equity-based compensation as mutually agreed. The Staffing and Resource Agreement has an initial one-year term and automatically renews for successive one-year periods, and may be terminated by either party on 60 days’ prior written notice or immediately in specified circumstances. For the year ended December 31, 2025, the Company incurred fees payable to BCPA under the Staffing and Resource Agreement of $1.0 million (December 31, 2024 – $nil).

Transactions with Affiliates – servicing fees

The Company, through Mount Logan US Holdings, a wholly-owned subsidiary of the Company, provides certain administrative services to SCIM in respect of the management of Alternative Credit Income Fund (“ACIF”) in exchange for a servicing fee. Servicing fees are determined quarterly based on an amount equal to the aggregate base management fee and incentive fees received by SCIM from ACIF in respect of such quarter, net of debt servicing expense, a quarterly fee to be retained by SCIM comprised of a specified amount, and an allocable portion of the compensation of SCIM’s investment professionals in connection with their performance of investment advisory services for ACIF (collectively, the “Retained Benefits”). In addition, SCIM is reimbursed by Mount Logan US Holdings quarterly for certain expenses it incurs in connection with the investment advisory services provided to ACIF. Pursuant to this arrangement, the Company receives the net economic benefit derived by SCIM under the ACIF advisory agreement, subject to the holdback of the Retained Benefits and expense reimbursements. For the year ended December 31, 2025, the Company incurred servicing fees of $2.1 million (December 31, 2024 – $2.5 million).

The Company, through Mount Logan US Holdings, a wholly-owned subsidiary, issued a promissory note to SCIM on October 30, 2020, with a maturity of October 30, 2040. The note’s value is not to exceed $15M and bears interest at 8.0% per annum, payable quarterly, for the first 10 years. During the second 10 years outstanding, repayments of the note shall occur in equal quarterly installment payments, bearing interest at 8.0% per annum, plus an additional 2% annually on overdue principal. As of December 31, 2025, the outstanding principal value of the note was $13.6 million (December 31, 2024 – $13.6 million). For the year ended December 31, 2025, total interest income was $1.1 million (December 31, 2024 – $1.1 million). As of December 31, 2025, the total accrued interest income receivable was $3.0 million (December 31, 2024 – $1.9 million).

Transactions with Affiliates - profit sharing interest

On July 15, 2025, Portman Ridge Finance Corporation (“Portman” or “Portman Ridge”) and Logan Ridge, business development companies previously managed by SCIM and Mount Logan Management LLC (“ML Management”), respectively, completed a merger whereby Logan Ridge merged with and into Portman (the “Portman-Logan Merger”). Pursuant to the Portman-Logan Merger, Portman was the surviving public entity and continues to be advised by SCIM, which the Company holds a minority ownership interest of 24.99%. The Portman-Logan Merger resulted in the existing investment management agreement (“IMA”) between ML Management and Logan Ridge being terminated. In connection with the closing of the Portman-Logan Merger, Mount LoganSC Holdings LLC, our wholly-owned subsidiary (“Mount LoganSC”), entered into a Profit-Sharing Agreement with BCPSC Holdings LLC, a wholly-owned subsidiary of BCPA and the majority owner of SCIM (the “Profit-Sharing Agreement”). Pursuant to the Profit-Sharing Agreement, Mount LoganSC is entitled to 16.03% of BCPA’s distributions from SCIM. The value of the Profit-Sharing Agreement was determined to be $11.2 million at inception and subsequently refined to $8.2 million in the fourth quarter of 2025, and is considered an indefinite lived intangible asset. Income earned as a result of the profit sharing agreement is recorded as “Other income (loss), net” on the consolidated statement of operations. For the year ended December 31, 2025, income earned on the profit sharing agreement was $0.4 million (December 31, 2024: nil).

Potential Conflicts of Interest

The Company’s senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel may serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BC Partners. As a result, such personnel provide investment advisory services to the Company and certain investment vehicles considered affiliates of BC Partners.

Senior Management

Our senior management team is comprised of substantially the same personnel as the senior management team of BCPA, and such personnel have in the past, and may in the future, serve in similar or other capacities for BCPA or to future investment vehicles affiliated with BCPA, such as in an advisory capacity to other managed accounts or investment vehicles or as members of an investment or advisory committee or a board of directors (or similar governing body) for one or more investment funds, corporations, foundations or other organizations.

As a result, such personnel with management functions are involved with both us and other activities unrelated to us, which could create conflicts of interest as described in more detail below.

Investments and Other Transactions and Matters involving BCPA, the BCPA Credit Affiliates, BC Partners, and the BC Partners PE/RE Affiliates

BCPA, together with its affiliate BC Partners, is a global alternative asset manager focused on private credit, private equity and real estate, and currently collectively manages approximately $40 billion of assets. Because of the global nature of its business and its breadth across different verticals, BCPA, entities that are considered affiliates involved in the credit business of BCPA (collectively, the “BCPA Credit Affiliates”), BC Partners and affiliates of BC Partners involved in the private equity and real estate businesses (together, the “BC Partners PE/RE Affiliates”) have interests of differing types in a broad range of companies. For the avoidance of doubt, the BC Partners PE/RE Affiliates do not include BCPA or the BCPA Credit Affiliates.

We have engaged, and may in the future engage, in the following activities: (i) investing alongside, or buying certain assets from, or selling certain assets to BCPA or the BCPA Credit Affiliates in which some or all of the foregoing have an interest; or (ii) entering into commercial transactions in the ordinary course of our business with BCPA or the BCPA Credit Affiliates (x) in which some or all of the foregoing have an interest or (y) in which some or all of the foregoing directly or indirectly benefit from us engaging in commercial activities with such companies, which in each case has created or could create a benefit for BCPA or the BCPA Credit Affiliates or otherwise had or could have a more favorable result for BCPA or the BCPA Credit Affiliates as compared to us. Additional details about these arrangements can be found below.

Investment Advisory Services Arrangements

SCIM

We hold a minority ownership interest in SCIM of 24.99% as of December 31, 2025. SCIM provides investment advisory services and is majority owned by BCPA. Because SCIM is majority owned by BCPA, we will have a limited role in determining the business activities and strategic direction of SCIM. In addition, BCPA has caused and may continue to cause SCIM to undertake activities or transactions that have different impacts on BCPA as compared to us, and we will generally not be able to block or alter the nature of such activities or the terms or conditions of such transactions. As described above under the heading “Transactions with Affiliates – servicing fees,” we provide certain administrative services to SCIM in respect of the management of ACIF in exchange for a servicing fee and have issued a promissory note to SCIM.

On January 30, 2025, Portman Ridge and Logan Ridge announced the Portman-Logan Merger, subject to the receipt of certain stockholder approvals and the satisfaction of other closing conditions, including a payment by ML Management of approximately $1.25 million to the former stockholders of Logan Ridge in July 2025.

On July 15, 2025, Portman Ridge announced the closing of the Portman-Logan Merger. The Company, through ML Management, previously acquired an IMA through an asset purchase that resulted in ML Management becoming the investment advisor of Logan Ridge. The merging of Logan Ridge into Portman Ridge resulted in Logan Ridge’s existing IMA being terminated and, therefore, the Company’s management fee stream from Logan Ridge ceasing. Portman Ridge was subsequently renamed to BCIC. In connection with the closing of the Portman-Logan Merger, Mount LoganSC, entered into a profit-sharing agreement with BCPSC Holdings LLC, pursuant to which Mount LoganSC received economic interests in units worth 16.03% of BCPA’s distributions received under SCIM’s IMA with BCIC.

BCPA

Due to the overlapping nature of the business of ML Management and BCPA and our reliance on various arrangements with BCPA, conflicts may exist with BCPA, including those described below.

ML Management relies heavily upon the expertise and relationships developed by the employees of BCPA (generally provided to them through the Staffing and Resource Agreement) to identify and evaluate potential investment opportunities for clients. As a result, personnel of BCPA who are provided to ML Management (generally through the Staffing and Resource Agreement) work on projects unrelated to us, which creates conflicts in the allocation of management or other resources and related costs.

In addition, the advisory services that ML Management provides to its clients, and that BCPA provides to its clients, often in reliance upon the same employees, create conflicts of interests.

From time to time, ML Management expects to invest in securities or other financial instruments of an issuer for a client that are senior or junior to securities or financial instruments of the same issuer that are bought for or held by another client of BCPA or a proprietary account. In such circumstances, if an issuer enters bankruptcy or undergoes a capital restructuring, ML Management clients holding securities that are senior in preference might have the right to pursue the issuer’s assets to fully satisfy the issuer’s indebtedness to the client, and as a fiduciary, ML Management could have an obligation to pursue aggressive remedies on behalf of such clients, including to the detriment of BCPA’s clients. The reverse situation could also arise. An ML Management client holding junior securities also might not have access to sufficient assets of the issuer to completely satisfy its bankruptcy claim against the issuer and could suffer loss.

In addition, the payment by clients receiving investment advisory services at varying rates can create an incentive for BCPA, whose employees manage ML Management pursuant to the Staffing and Resource Agreement, to direct ML Management to disproportionately allocate time, services or functions to clients paying management fees and/or incentive fees at a higher rate, or direct ML Management to allocate investment opportunities to such clients. BCPA and ML Management seek to mitigate risks and conflicts of interest with respect to differing fee arrangements by, among other things, allocating investments among clients with similar investment programs but different fee structures in a manner consistent with BCPA’s and ML Management’s investment allocation policy.

Commercial Transactions with Portfolio Companies of Funds Advised by BCPA or BC Partners and Other Companies

Private equity funds advised by BC Partners have ownership interests in a broad range of companies. We and our subsidiaries have entered, and may in the future enter, into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. These transactions could provide indirect benefits to BC Partners and the BC Partners PE/RE Affiliates. For example, because the Servicing Agent is authorized to enter into sub-administration agreements as determined to be necessary in order to carry out the administrative services, certain service providers provide services to ML Management, while also providing similar or related services to other BCPA or BC Partners entities and/or portfolio investments of the Company and/or funds advised by BCPA or BC Partners. Ability also uses service providers that provide similar or related services to other BCPA or BC Partners entities and/or portfolio investments of the Company and/or funds advised by BCPA or BC Partners. Payments to such service providers indirectly benefit BC Partners (which does not manage the day-to-day affairs of its portfolio companies) and/or the BC Partners PE/RE Affiliates to the extent any of the foregoing has an ownership or other interest in any such service providers. These relationships may influence BCPA in deciding whether to select such service providers to perform services for us, and may incentivize BCPA to engage such a service provider over a different third party.

Allocation of Investment Opportunities

Because BCPA and its clients invest in similar, or the same assets as, us and clients of ML Management, BCPA and the Company are presented with a variety of conflicts of interests related to investments. In particular, it is likely that investments that are suitable for clients of ML Management will also be suitable for clients of

BCPA. BCPA and ML Management have implemented an allocation policy applicable to ML Management, BCPA and the BCPA Credit Affiliates pursuant to which investment opportunities are allocated among their respective clients. The allocation policy provides that, to the extent any clients have investment objectives or guidelines that overlap, in whole or in part, investment opportunities that fall within such common objectives or guidelines will be generally be allocated pro rata, subject to, among other limitations, (A) any applicable investment parameters, limitations and other contractual provisions, (B) available capital of participating clients, and (C) legal, tax, accounting, regulatory and other considerations deemed relevant by such clients. While the allocation policy has been designed to reasonably assure fair and equitable treatment over time, it does not guarantee that any client will participate in each or every investment that is consistent with its mandate.

Co-Investment Opportunities

Co-investments can occur when an investment is shared between an ML Management fund and one or more affiliated or third-party investors, including investors in funds sponsored or advised by BCPA. There are expected to be circumstances where an amount that would have otherwise been invested by an ML Management fund (even if such opportunity was sourced through the Company) will instead be allocated to such other investors (including investors in funds sponsored or advised by BCPA). There is no guarantee for any investor in an ML Management fund that it will be offered any co-investment opportunities that are offered to others. As a general matter, the allocation of co-investment opportunities is entirely discretionary, subject to the organizational documents of such investment vehicles. BCPA and ML Management will generally take into account various facts and circumstances deemed relevant in allocating co-investment opportunities pursuant to a co-investment allocation policy.

Additionally, it can be expected that BCPA will, from time to time, enter into arrangements or strategic relationships with third parties, including other asset managers, financial firms or other businesses or companies, which, among other things, may provide for referral, sourcing or sharing of investment opportunities. While it is possible that an ML Management client will, along with BCPA itself, benefit from the existence of those arrangements and/or relationships, it is also possible that investment opportunities that would otherwise be presented to or made by an ML Management affiliated fund would instead be referred (in whole or in part) to such third parties.

Purchases and Sales of Assets

As stated above, we and clients of ML Management may in the future engage in investing alongside, or buying certain assets from, or selling certain assets to BCPA or the BCPA Credit Affiliates in which some or all of the foregoing may have an interest. BCPA and ML Management have adopted policies and procedures designed to address related conflicts that may arise in the context of cross trades. Pursuant to current policies and procedures, BCPA and ML Management will only effect such a cross trade if they were to first determine that such trade is in the best interests of the affected clients, and then only in compliance with the requirements of applicable law, and the governing documents of the affected clients, including obtaining any required informed consent.

Other Matters

BCPA may come into possession of confidential or material, non-public information (including as a result of information that BC Partners and/or BCPA may have access to). Consequently, we may be restricted from initiating a transaction or selling an investment which, if such information had not been known to us, we otherwise would have initiated or sold. Additionally, BCPA and the BCPA Credit Affiliates may enter into information sharing and use arrangements with clients or portfolio companies, which may give BCPA access to data that it would not otherwise obtain in the ordinary course and could further increase the universe of such information that BCPA has in its possession.

Policy Regarding Transactions with Related Persons

We have adopted a formal written policy setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Corporate Secretary any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Corporate Secretary will then promptly communicate that information to our Audit Committee. At its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that we have already committed to, the business purpose of the proposed transaction and the benefits of the proposed transaction to us and to the relevant related party. Any member of the Audit Committee who has an interest in the related party transaction under review (including as a result of their relationship with BCPA and/or the BCPA Credit Affiliates) will be required to abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related party transaction. As part of its review, the Audit Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Upon completion of its review of the related party transaction, the Audit Committee may determine to permit or to prohibit the related party transaction.

PROPOSAL 2— RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee of the Board, the Board has retained Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, subject to ratification by the Company’s stockholders.

The Audit Committee approves Deloitte’s and its affiliates’ audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. At the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that we expect to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, our Audit Committee approves the terms of the engagement letter to be entered into by us with the independent auditor. The Audit Committee has also delegated to its chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, provided that the chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to our full Audit Committee at its next regular meeting. Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Board Committees” and “Audit Committee Report.”

In the event this proposal does not receive the affirmative vote of the holders of a majority of the shares entitled to vote and who are present in person or represented by proxy at the Annual Meeting, the Audit Committee of the Board will reconsider the appointment of Deloitte.

It is expected that a representative of Deloitte will participate in the Annual Meeting and will have an opportunity to make a statement if he chooses and will be available to answer questions.

Independent Auditor’s Fees

The table below sets forth a summary of the fees billed to the Company by Deloitte for professional services rendered for the fiscal years ended December 31, 2025 and December 31, 2024. The 2024 and 2025 fees include those services rendered to Legacy Mount Logan prior to the closing of the Business Combination, for which Legacy Mount Logan was the accounting acquiror. All such audit and audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees	December 31, 2025 ($)	December 31, 2024 ($)
Audit Fees	$1,680,000	$1,221,113
Audit-related Fees	1,945,000	109,755
Tax Fees	—	—
All Other Fees	93,000	100,000

Total	3,718,000	1,430,868

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s year-end financial statements and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards, including services provided in connection with the Business Combination and the conversion of Legacy Mount Logan’s financial statements from International Financial Reporting Standards (IFRS) to U.S. GAAP.

Tax Fees. There were no tax fees billed by Deloitte to the Company for the fiscal years ended December 31, 2025 or December 31, 2024.

All Other Fees. All other fees would include fees for products and services other than the services reported above.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting in person (virtually) or by proxy is required to approve this proposal. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal, although they will be considered present for the purpose of determining the presence of a quorum. Because brokers will have discretionary authority to vote for the ratification of the selection of the Company’s registered independent public accounting firm in the event that they do not receive voting instructions from the beneficial owner of shares of our common stock, there should not be any broker non-votes with respect to this proposal.

The Board unanimously recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2026.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2025.

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee is currently composed of David Allen, Rudolph Reinfrank, and Parker Weil.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the accounting firm’s independence.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee.

Review with Management

The Audit Committee has reviewed the audited consolidated financial statements and met and held discussions with management regarding the audited consolidated financial statements. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with its independent registered public accounting firm, matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board and such other matters as such Audit Committee and its independent registered public accounting firm are required to discuss under auditing standards generally accepted in the United States. The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees (as amended), as adopted by the Public Company Accounting Oversight Board, and has discussed with the firm its independence. The Audit Committee has also considered the compatibility of non-audit services with the firm’s independence.

Selection of Auditors

The Audit Committee also recommended the selection of Deloitte to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026, subject to ratification by our stockholders. See “Proposal 2 — Ratify the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.”

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee of the Company recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Audit Committee

David Allen, Chair

Rudolph Reinfrank, Member

Parker Weil, Member

OTHER MATTERS

Stockholder Proposals for 2027 Annual Meeting of Stockholders

Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2026 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Corporate Secretary of the Company in a timely manner.

Stockholder Proposals Pursuant to Rule 14a-8

Any stockholder proposals submitted pursuant to the SEC’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2027 Annual Meeting of Stockholders must be received by the Company on or before December 30, 2026, or if the date of the 2027 Annual Meeting of Stockholders has been changed by more than 30 days from the date of the 2026 Annual Meeting of Stockholders, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary. Proxies solicited by a Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Stockholder Proposals Other than Pursuant to Rule 14a-8 and Stockholder Nominations for Directors

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2027 annual meeting of stockholders must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date on which the Company first released its proxy materials for the preceding year’s annual meeting of stockholders. As a result, stockholder proposals must be received no earlier than December 30, 2026 or later than January 29, 2027. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Mount Logan Capital Inc., 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary.

Notice under Rule 14a-19 of Solicitation of Proxies in Support of Director Nominees

Under Rule 14a-19 under the Exchange Act, subject to certain exceptions, no person may solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting unless (among other things) (i) such person provides timely notice to the Company of certain information or (ii) the required information has been provided in a preliminary or definitive proxy statement previously filed by such person. To be timely, the notice described in clause (i) must be postmarked or transmitted electronically to the Company at the Company’s principal executive offices, 650 Madison Avenue, 3rd Floor, New York, New York 10022, no later than 60 calendar days prior to the anniversary of the 2026 Annual Meeting (which would be April 26, 2027); provided that if the date of the 2027 annual meeting will be changed by more than 30 calendar days from the first anniversary of the date of the 2026 Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2027 annual meeting or the 10th calendar day following the day the Company first publicly announces the date of the 2027 annual meeting.

Other Business

The Company’s Board does not presently intend to bring any other business before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, proxies will be voted in respect thereof in accordance with the discretion of the proxyholders.

Whether or not you expect to participate in the virtual Annual Meeting, please follow the instructions on the Notice of Internet Availability of Proxy Materials to vote via the Internet or telephone, or request, sign, date and return a proxy card so that you may be represented at the Annual Meeting. The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted exclusively by webcast. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/MLCI2026 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on the proxy card you received, or in the instructions that accompanied your proxy materials. Online check-in will begin at 11:45 a.m., Eastern Time on June 25, 2026. Please allow time for online check-in procedures. For questions regarding the Annual Meeting and voting, please contact us by calling us collect at (212) 891-2880, by e-mail at mlc.ir@mountlogan.com, or by writing to Mount Logan Capital Inc. at 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary.

Delivery of Proxy Materials

Please note that only one copy of this proxy statement, the 2025 Annual Report on Form 10-K or Notice of Annual Meeting may be delivered to two or more stockholders of record of the Company who share an address unless we have received contrary instructions from one or more of such stockholders.

We will deliver promptly, upon written or oral request, a separate copy of any of these documents to stockholders of record of Mount Logan at a shared address to which a single copy of such document(s) was delivered. Stockholders who wish to receive a separate copy of any of these documents, or to receive a single copy of such documents if multiple copies were delivered, now or in the future, should submit their request by calling us collect at (212) 891-2880 or by writing to Mount Logan Capital Inc. at 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary.

Available Information

The Company files periodic reports, current reports, proxy statements and other information with the SEC. This information is available without charge on the SEC’s website at www.sec.gov. This information, including the Company’s most recent Annual Report on Form 10-K, is also available free of charge by calling us collect at (212) 891-2880, by e-mail to Mount Logan Capital Inc. at mlc.ir@mountlogan.com, or by writing to Mount Logan Capital Inc. at 650 Madison Avenue, 3rd Floor, New York, New York 10022, Attention: Corporate Secretary, or on its website at www.mountlogancap.com. The information on these websites is not incorporated by reference into this proxy statement.

MOUNT LOGAN CAPITAL INC.

ATTN: SECRETARY

650 MADISON AVENUE, 3RD FLOOR

NEW YORK, NY 10022

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MLCI2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V96607-P52441	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOUNT LOGAN CAPITAL INC.
The Board of Directors recommends you vote FOR the following nominees:
1. To elect two Class I directors of the Company, who will serve until the 2029 Annual Meeting of Stockholders and until their successor is duly elected and qualified:

Nominees:	For	Against	Abstain

1a. Parker A. Weil	☐	☐	☐
1b. Matthew Westwood	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.				For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company for the fiscal year ending December 31, 2026.				☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V96608-P52441

MOUNT LOGAN CAPITAL INC.

Annual Meeting of Stockholders

June 25, 2026 12:00 PM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ted Goldthorpe and Brandon Satoren, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MOUNT LOGAN CAPITAL INC. that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders to be held virtually at 12:00 PM, EDT on June 25, 2026, at the following website www.virtualshareholdermeeting.com/MLCI2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side